Exhibit 5.1

July 27, 2026

AtriCure, Inc.

7555 Innovation Way

Mason, Ohio 45040

Ladies and Gentlemen:

Reference is made to a registration statement on Form S-8 of AtriCure, Inc. (the “Company”) which is being filed with the Securities and Exchange Commission (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The Registration Statement relates to an additional 1,500,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”), which may be issued by the Company pursuant to the AtriCure, Inc. 2023 Stock Incentive Plan (Amended and Restated as of May 18, 2026) (the “2023 Plan”).

In connection with our representation of the Company, as a basis for our opinions hereinafter set forth, we have examined the Registration Statement, including the exhibits thereto, the Company’s Restated Certificate of Incorporation, Amended and Restated Bylaws, the 2023 Plan and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for, as appropriate, in accordance with the terms of the 2023 Plan, will be validly issued, fully paid and non-assessable. This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

The foregoing opinions are subject to the qualification that we express no opinion with respect to the laws of any jurisdiction other than the State of Delaware. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Keating Muething & Klekamp PLL